As filed with the Securities and Exchange Commission on October 28, 2016

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAFEGUARD SCIENTIFICS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1609753
(State of Incorporation)	(I.R.S. Employer ID No.)

170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087
(Address of principal executive offices, including zip code)

2016 Employment Inducement Awards Consisting of Restricted Shares and Restricted Stock Units
(Full title of the plan)

Brian J. Sisko
Chief Operating Officer, Executive Vice President and Managing Director
Safeguard Scientifics, Inc.
170 North Radnor-Chester Road, Suite 200
Radnor, PA 19087
(Name and Address of Agent for Service)

(610) 293-0600
(Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $.10 per share	46,166	$13.0800	$603,851	$69.99

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an additional indeterminate number of shares that may hereinafter be offered or issued pursuant to the 2016 Employment Inducement Awards Consisting of Restricted Shares and Restricted Stock Units (the “Inducement Awards”) to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar capital adjustments.

(2)
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $13.0800, the average of the high and the low prices for a share of common stock of the Registrant on October 25, 2016, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the plan covered by this registration statement as specified by Securities Act Rule 428(b)(1) promulgated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, as filed by Safeguard Scientifics, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, and September 30, 2016.

(3)The Registrant’s Current Reports on Form 8-K filed with the Commission on March 15, 2016, May 19, 2016 and October 20, 2016.

(4)The description of the Registrant’s common stock, par value $.10 per share (the “Common Stock”), contained on Form 8-A as filed with the Commission and amended from time to time.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of each such document. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part hereof after the most recent effective date may modify or replace existing statements contained herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Experts

The consolidated financial statements of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.
Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.
Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.
Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.
Article IX of the Registrant’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), provides that a director or officer of the Registrant shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements), for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under the Articles or the Second Amended and Restated Bylaws (the “Bylaws”) of the Registrant or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Article IX of the Registrant’s Bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant, or at Registrant’s request, a director, officer, manager, employee, agent, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, as well as indemnification for punitive damages.

Unlike the provisions of PBCL Section 1744, which sets forth procedures for effecting indemnification (but consistent with Section 1746 of the PBCL), Article IX of the Bylaws does not require the Registrant to determine the availability of indemnification by first following certain prescribed procedures. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article IX is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.

Section 4 of Article IX of the Bylaws authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a reserve, trust, escrow, cash collateral or other fund or account, granting a security interest in its assets or property, establishing a letter of credit or using any other means that may be available from time to time. The Registrant maintains a directors’ and officers’ liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9.    Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, PA on October 28, 2016.

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Stephen T. Zarrilli
Stephen T. Zarrilli
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 28, 2016.

Each person in so signing also makes, constitutes and appoints Stephen T. Zarrilli and Jeffrey B. McGroarty, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title

/s/ Stephen T. Zarrilli
Stephen T. Zarrilli	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey B. McGroarty
Jeffrey B. McGroarty	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Mara G. Aspinall
Mara G. Aspinall	Director
/s/ Julie A. Dobson
Julie A. Dobson	Director

/s/ Stephen Fisher
Stephen Fisher	Director
/s/ George MacKenzie
George MacKenzie	Director

/s/ John J. Roberts
John J. Roberts	Director

/s/ Robert J. Rosenthal
Robert J. Rosenthal	Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description
4.1
Second Amended and Restated Articles of Incorporation of Safeguard Scientifics, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K, as filed with the Commission on October 25, 2007)

4.2
Amendment to Second Amended and Restated Articles of Incorporation of Safeguard Scientifics, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K, as filed with the Commission on August 27, 2009)

4.3	Statement with Respect to Shares (Incorporated by reference to Exhibit 3.1 of the Registrant’s quarterly report on Form 10-Q, as filed with the Commission on April 25, 2014)
4.4
Second Amended and Restated Bylaws of Safeguard Scientifics, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K, as filed with the Commission on October 20, 2016)

5.1†	Opinion of counsel as to legality of securities being registered
23.1 †	Consent of KPMG LLP
23.2†	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1 †	Power of Attorney (included with signature page of this Registration Statement)
99.1†	Restricted Stock Grant Agreement - Martina Aufiero
99.2†	Restricted Stock Unit Grant Agreement - Martina Aufiero
99.3†	Restricted Stock Grant Agreement - Scott Snyder
99.4†	Restricted Stock Unit Grant Agreement - Scott Snyder

†	Filed herewith